Exhibit 10.57

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between Media Arts Group, Inc. (the “Company”) and Anthony D. Thomopoulos (“Executive”), as of the 16 day of September 2002.

The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, commencing on August 8, 2002 and continuing until either party notifies the other in writing of its intention to terminate this Agreement.  Termination of this Agreement by either party will be effective on the termination date set forth in such notice.

Executive shall serve during the course of his employment as interim Chief Executive Officer of the Company, and shall have such other duties and responsibilities as the Board of Directors of the Company shall determine from time to time.  For the term of this Agreement, Executive shall report to the Board of Directors of the Company.

The Company will pay to Executive a base salary at the rate of $500,000 per year.  Such salary shall be earned semi-monthly and shall be payable in periodic installments no less frequently than semi-monthly in accordance with the Company’s customary practices.  Amounts payable shall be reduced by standard withholding and other authorized deductions.  Any and all other payments and benefits, if any (including, any incentive bonus), shall be at the discretion of the Board of Directors.

Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company.  Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices as in effect generally with respect to other peer executives of the Company.  The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Executive.

This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Agreement may not be amended or modified other than by a written agreement executed by Executive and the Company.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.  This

Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

MEDIA ARTS GROUP, INC.		/s/ Anthony D. Thomopoulos
Anthony D. Thomopoulos

By	/s/ Herbert D. Montgomery
Its	EVP & CFO

By	/s/ Robert Murray
VP, General Counsel